Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact: Patsy Barich Double-Forte 415.863.4900, x 204 pbarich@double-forte.com	Investor Contact: Susie Phillips Peet’s Coffee & Tea, Inc. 510.594.2196 investorrelations@peets.com

PEET’S COFFEE & TEA, INC. REPORTS FIRST QUARTER 2007 RESULTS

EMERYVILLE, Calif. - May 3, 2007 - Peet’s Coffee & Tea, Inc. (NASDAQ: PEET) today announced its first quarter 2007 results for the period ended April 1, 2007, which included 13 weeks.

In this release, the Company:

•	Reports net revenue of $57.5 million, an increase of 15.7% versus last year;

•	Reports diluted earnings per share of $0.10 and net income of $1.4 million;

•
Reports non-GAAP diluted earnings per share of $0.15 and net income of $2.0 million, in line with analysts’ expectations. Non-GAAP earnings exclude $0.6 million of after tax costs associated with the Company’s stock option review and restatement;

•	Reports that eight new stores opened in the quarter and the Company is on track to open 30 new stores in the year; and

•	Announces that its new roasting facility in Alameda, California is operational and the transition from its Emeryville plant to the new facility is expected to be complete by the end of May, 2007.

For the 13 weeks ended April 1, 2007, net revenue increased 15.7% to $57.5 million from $49.7 million for the corresponding period of fiscal 2006.

Reported net income for the quarter was $1.4 million or $0.10 per share, compared to $2.3 million or $0.15 per share last year, as restated. As previously reported, during the quarter the Company concluded its stock option investigation and the restatement of its fiscal 2005 and 2004 financial statements. The after-tax cost incurred in the first quarter for these activities was $0.6 million. On a non-GAAP basis, excluding the after-tax effect of these costs, the Company’s first quarter net income would have been $0.15 per diluted share.

“During the quarter, we made great progress toward building the business for the long term with the opening of our new roasting plant and eight new Peet’s stores, a first quarter record for us,” said Patrick O’Dea, president and chief executive officer of Peet's Coffee & Tea, Inc. “We expected first quarter sales growth to be our lowest for the year since we were lapping our strongest quarter last year and had closed some stores for remodeling. Looking forward, and with April now behind us, we expect sales growth to return to the 20% range.”

Financial and Operating Summary

Retail net revenue increased 16.8% to $39.0 million for the 13 weeks ended April 1, 2007, from $33.4 million for the corresponding period of fiscal 2006. The increase was primarily attributable to new retail stores opened in the last 12 months and growth in our existing stores. The Company opened eight new retail locations in the quarter.

Specialty net revenue increased 13.4% to $18.5 million, compared to $16.3 million for the corresponding quarter last year. At the end of the quarter, Peet’s was in more than 4,500 grocery stores, or approximately 500 more than the same period last year. Within the specialty business, foodservice and office sales grew at 20.3%, grocery was up 11.7%, and the home delivery business registered 10.1% growth compared to the same period last year.

Cost of sales and related occupancy costs increased to 47.3% of total net revenue compared to 45.9% for the corresponding quarter last year. The increase over last year is due to higher green coffee costs, new stores with higher costs on lower initial sales, and costs associated with the new roasting plant, partially offset by a retail price increase in November 2006.

Operating expenses as a percent of net revenue was the same as last year at 34.4%. The favorable impact of retail pricing was offset by higher retail operating expenses due to new stores and higher start up costs in grocery as the Company expanded into New England.

General and administrative expenses increased to $5.9 million compared to $4.8 million for the same period last year primarily due to the $1.0 million costs associated with our stock option review and related lawsuit and the restatement of our fiscal 2005 and 2004 financial statements.

Depreciation and amortization expenses increased to $2.7 million, compared to $2.0 million for the corresponding quarter last year. The increase was primarily due to the opening of 31 new retail stores in the last 12 months.

The impact of our financial statement restatement on the quarter ended April 2, 2006 reduced net income by $74,000 ($0.01 per diluted share) as discussed in our 2006 Form 10-K.

The Company ended the quarter with cash and cash equivalents plus investments of $28.3 million.

Looking ahead, the Company is forecasting sales growth in the 20% range for the full year, with minor quarter to quarter variations.

Peet’s Coffee & Tea, Inc. Q1 2007 Conference Call
The Company will report its first quarter 2007 earnings results via conference call on Thursday, May 3, 2007.  The teleconference call will begin at 1:30 p.m. PT/4:30 p.m. ET.

The teleconference can be accessed by calling 1-800-289-0533, confirmation code 5104264. The call will be simultaneously webcast on Peet’s web site at www.peets.com. A replay of the teleconference will be available at 4:30p.m. PT/ 7:30 p.m. ET through 8:59 p.m. PT/11:59 p.m. ET on Saturday, May 12, 2007 at 1-888-203-1112 or 1-719-457-0820, using access code 5104264.  It will also be archived at http://investor.peets.com/Medialist.cfm through May 3, 2008.

ABOUT PEET’S COFFEE & TEA, INC.
Founded in Berkeley, Calif. in 1966, Peet’s Coffee & Tea, Inc. is a specialty coffee roaster and marketer of fresh, deep-roasted whole bean coffee for home and office enjoyment. Peet’s fresh-roasted coffee, hand-selected tea and related items are sold in several distribution channels including grocery, home delivery, office and food service accounts and company-owned stores throughout the United States. Peet’s is committed to strategically growing its business and to maintaining a unique culture and focus on customer satisfaction. For information about Peet’s Coffee & Tea, Inc., visit www.peets.com or call 1-800-999-2132. Peet’s Coffee & Tea, Inc. shares are traded under the symbol PEET.

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This press release contains statements that are not based on historical fact and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward looking statements include statements relating to 2007 sales growth estimates and the transition to the Company’s new roasting facility. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management, including financial and operational information, the Company’s stock price volatility, and current competitive conditions.  As a result, these statements are subject to various risks and uncertainties.  The Company’s actual results could differ materially from those set forth in forward-looking statements depending on a variety of factors including, but not limited to, the Company’s ability to implement its business strategy, attract and retain customers, and obtain and expand its market presence in new geographic regions; the impact of the Company’s stock price volatility on the valuation of stock-based compensation under SFAS 123(R); the availability and cost of high quality Arabica coffee beans; consumers’ tastes and preferences; and competition in its market as well as other risk factors as described more fully in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended January 1, 2007.  These factors may not be exhaustive.  The Company operates in a continually changing business environment, and new risks emerge from time to time.  Any forward-looking statements speak only as of the date of this press release.

PEET’S COFFEE & TEA, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share amounts)

	Thirteen weeks ended
	April 1,	April 2,
	2007	2006
		(As restated)
Retail stores	$39,023	$33,400
Specialty sales	18,490	16,307
Net revenue	57,513	49,707

Cost of sales and related occupancy expenses	27,190	22,815
Operating expenses	19,813	17,106
General and administrative expenses	5,943	4,837
Depreciation and amortization expenses	2,730	1,982
Total costs and expenses from operations	55,676	46,740

Income from operations	1,837	2,967

Interest income	425	677

Income before income taxes	2,262	3,644

Income tax provision	846	1,392

Net income	$1,416	$2,252

Net income per share:
Basic	$0.10	$0.16
Diluted	$0.10	$0.15

Shares used in calculation of net income per share:
Basic	13,516	13,892
Diluted	13,930	14,609

PEET’S COFFEE & TEA, INC.

CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share amounts)

	April 1,	December 31,
	2007	2006

ASSETS

Current assets
Cash and cash equivalents	$3,523	$7,692
Short-term marketable securities	17,973	19,511
Accounts receivable, net	5,996	6,838
Inventories	19,135	19,533
Deferred income taxes - current	1,888	1,888
Prepaid expenses and other	4,951	3,852
Total current assets	53,466	59,314

Long-term marketable securities	6,780	5,989
Property and equipment, net	88,711	82,447
Deferred income taxes - non-current	1,315	1,315
Other assets, net	3,912	3,940

Total assets	$154,184	$153,005

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable and other accrued liabilities	$11,050	$11,046
Accrued compensation and benefits	5,945	6,389
Deferred revenue	3,781	4,625
Total current liabilities	20,776	22,060

Deferred income taxes - non-current
Deferred lease credits and other long-term liabilities	3,813	3,506
Total liabilities	24,589	25,566

Shareholders' equity
Common stock, no par value; authorized 50,000,000 shares;
issued and outstanding:13,516,000 and 13,516,000 shares	93,963	93,246
Accumulated other comprehensive loss, net of tax	8	(15)
Retained earnings	35,624	34,208

Total shareholders' equity	129,595	127,439

Total liabilities and shareholders' equity	$154,184	$153,005

Stock-based Compensation Expense

The following table illustrates the details of stock-based compensation recognized under SFAS 123R reported in the consolidated statements of income.

(In thousands)	13 weeks ended
	Apr. 1, 2007	Apr. 2, 2006
		(As restated)
Cost of sales and related occupancy expenses	$53	$137
Operating expenses	239	347
General and administrative expenses	423	563
Total	715	1,047
Tax impact	(292)	(401)
Stock-based compensation, net of tax	$423	$646

Presentation and reconciliation of Non-GAAP Financial Measures

The following table reconciles non-GAAP net income per share and net income, excluding the after tax costs associated with the Company’s stock option review and restatement, to GAAP net income per share and net income. The Company is presenting these non-GAAP financial measures to illustrate the effect on net income and net income per share if the Company had not incurred the costs of the review of its stock option granting practices. The Company uses such non-GAAP financial measures to analyze and compare the performance of its core business. Non-GAAP financial information is not prepared under a comprehensive set of accounting rules and should be considered supplemental to, and not a substitute for or superior to, financial measures calculated in accordance with GAAP.

(In thousands, except per share data)	13 weeks ended
	Apr. 1, 2007	Apr. 2, 2006
		(As restated)
Net income, as reported	$1,416	$2,252
Stock option review professional fees	976	-
Income tax benefit	(365)	-
Net income, excluding fees	$2,027	$2,252

After tax impact of review professional fees	$611	-

Diluted net income per share:
Net income, as reported	$0.10	$0.15
Stock option review professional fees	0.07	-
Income tax benefit	(0.03)	-
Diluted net income, excluding fees*	$0.15	$0.15

After tax impact of review professional fees	$0.04	-

* per share data may not sum due to rounding